Exhibit 99.3

OCEAN BIOMEDICAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context requires, references in this section to “Legacy Ocean Biomedical,” “we,” “us,” “our” and other similar terms refer to Ocean Biomedical Holdings, Inc. prior to the Business Combination, references in this section to “Ocean Biomedical” or the “Company” refer to Ocean Biomedical, Inc. after the closing of the Business Combination and references in this section to “AHAC” or “Aesther” refer to Aesther Healthcare Acquisition Corp. prior to the closing of the Business Combination.. You should read the following discussion and analysis of our financial condition and results of operations together with the Legacy Ocean financial statements and the related notes appearing under Exhibit 99.2 of this Form 8-K. The information contained in this discussion and other parts of this Form 8-K include forward-looking statements that involve risks, uncertainties, and assumptions in our business plans, strategy, and related financing. Our actual results could differ materially from the results discussed in or implied by these forward-looking statements. Factors that could contribute or cause such differences include, but are not limited to, the information below and the information discussed in the sections “Risk Factors” and “Cautionary Note Regarding Forward-looking Statements.”

Overview

We are a biopharmaceutical company that seeks to bridge the “bench-to-bedside” gap between medical research discoveries and patient solutions. We do this by leveraging our strong relationships with research universities and medical centers to license their inventions and technologies with the goal of developing them into products that address diseases with significant unmet medical needs. We believe that our differentiated business model positions us to capture inventions created at these institutions that might otherwise fail to be commercialized to benefit patients. Our team of accomplished scientists, business professionals and entrepreneurs bring together the interdisciplinary expertise and resources required to develop and commercialize a diverse portfolio of assets. We are organized around a licensing and subsidiary structure that we believe will enable us to create mutual value both for us and potential licensing partners. We believe this structure, combined with the professional networks of our leadership team members, allows us to opportunistically build a continuous pipeline of promising product innovations through our existing and potential future relationships with research institutions. Our goal is to optimize value creation for each of our product candidates, and we intend to continuously assess the best pathway for each as it progresses through the preclinical and clinical development process—including through internal advancement, partnerships with established companies and spin-outs or initial public offerings, or (“IPOs”)—in order to benefit patients through the commercialization of these products. Our current active assets are licensed from Brown University and Rhode Island Hospital. Our scientific co-founders and members of our board of directors, Dr. Jack A. Elias and Dr. Jonathan Kurtis, are both affiliated with Brown University and with Rhode Island Hospital. Our strategy is to accelerate the flow of the academic discoveries and the required clinical development required for these product candidates and advance them commercially. The number of potential opportunities at research universities and medical centers is large, but only a small fraction of these opportunities is currently tapped in the market. The gap remains wide and we believe this presents an attractive opportunity for us to become an industry leader by addressing a need to accelerate the advancement of therapeutics that can address significant unmet medical needs. The core elements that we believe differentiate our business model include:

●	Harnessing inventions and technologies from research universities and medical centers. We are experienced at identifying and sourcing breakthrough discoveries at academic and research institutions, including our current partnerships with Brown University and Rhode Island Hospital.

●	Developing new drug therapies through an operationally efficient, evidence-based and milestone- driven approach. Once we select an asset for development, we pursue what we believe are appropriate development strategies that we aim to execute efficiently by leveraging contract research and contract manufacturing organizations, or contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and other drug development experts and consultants.

●	Building a diverse portfolio of product candidates. We are evidence-based and program agnostic, meaning that our resources are driven strictly by program progress and milestone achievements. Our approach is to develop multiple diverse programs in parallel which mitigates business risk.

●	Providing attractive economic upside to our partners at research universities and medical centers. We have a structure wherein our parent company houses each program in a subsidiary. We believe this structure is optimal to provide attractive economic incentives to the discovering institution and its researchers.

●	Employing a multi-disciplinary approach to drug discovery and development across our programs. Our business model is based on bringing together the appropriate disciplines and expertise needed for each of our programs and leveraging learnings across programs and disease areas.

●	Exploiting multiple commercialization options to maximize each program’s value. Throughout the development of our product candidates, we plan to continually assess that program’s potential paths to market, and we will endeavor to identify and maximize commercial value through various options, including internal advancement, partnerships with established companies, and spin-outs or IPOs.

●	Leadership team comprised of academic, scientific and business innovators. We have assembled an industry-leading, multi-disciplinary team consisting of physicians, scientists and business leaders with significant experience in progressing product candidates from early-stage research through clinical trials, regulatory approval and ultimately to commercialization. Although our company has not yet developed or commercialized any biopharmaceutical products, key members of our management team have experience doing so in previous endeavors.

We believe our differentiated business model will enable us to commercialize our products, if approved, and will allow us to replicate our licensing partnerships through aligned incentive structures with research universities and medical centers.

Our pipeline consists of both preclinical and clinical-stage programs. We anticipate moving certain preclinical product candidates in our oncology, fibrosis and/or infectious disease programs into the clinic in the next 12 to 24 months.

On December 31, 2020, we executed a Development and Manufacturing Services Agreement with Lonza AG and affiliate Lonza Sales AG. We engaged Lonza AG (and Lonza affiliates) for the development and manufacture of certain products and services along with assistance in developing the product OCX-253. Under this agreement, Lonza will perform the following key activities in two stages in support of our IND-enabling program plan: first, to perform a manufacturability assessment of the OCX- 253 monoclonal antibody drug candidates, generate or arrange to be generated synthetic genes and single gene vectors and vector constructions, and conduct gene vector construct testing; and second, to generate and assess growth and productivity for cell lines to be used for synthesizing OCX-253 drug candidate. The agreement provides that we will pay for all raw materials and related fees. Further, the agreement stipulates immediate 100% payment of invoices for any stage of work worth less than GBP 50,000, and deferral of 50% of payment for any stage of work worth more than GBP 50,000 to the release of applicable batches or completion of applicable services.

In December 2020, the sole stockholder of Legacy Ocean contributed 100% of his founders shares in the amount of 17,112,298 shares to Poseidon Bio, LLC (“Poseidon”) which became the sole stockholder of Legacy Ocean. In February 2021, Poseidon transferred 342,244 shares of Legacy Ocean’s common stock back to Legacy Ocean’s founder. In February 2021, Poseidon amended and restated its operating agreement to allow additional members into Poseidon by issuing Class A units and Class B units in which Legacy Ocean’s founder is the sole Class A unit holder who holds 100% of the voting power of Poseidon. In addition, certain executives and employees were granted Class B unit profit interests in Poseidon. These profit interests grants in Legacy Ocean’s controlling shareholder were deemed to be transactions incurred by the shareholder and within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Stock Compensation. As a result, the related transactions by the stockholder were pushed down into our consolidated financial statements. As of December 31, 2022, Legacy Ocean’s founder held 100% of the voting power and 69% of the equity interests in Poseidon. The Business Combination will have no impact on the Poseidon Class B units and Ocean Biomedical does not anticipate that Poseidon will make any additional grants after the Closing.

In March 2021, we authorized the issuance of 42,176 shares of common stock in Legacy Ocean to certain persons who were accredited investors (consisting of friends and family of our company’s employees) at an aggregate offering price of $1.0 million. As of December 31, 2022, Legacy Ocean had issued 41,828 shares of common stock at an aggregate offering price of $1.0 million. As of December 31, 2021, a total of 17,496,370 shares of common stock of Legacy Ocean had been issued and Poseidon held 98% of the voting power of Legacy Ocean.

On February 22, 2022, we entered into a Loan Agreement with Second Street Capital, LLC (the “Second Street Capital”), where we borrowed $600,000 (the “Second Street Loan”), which was used to pay a $15,000 loan fee and certain accrued expenses of our company. The Second Street Loan accrues interest at the rate of 15% per annum, with principal and interest due at maturity. We were required to repay the Second Street Loan on the earlier of (i) 5 business days after the Company’s next financing or (ii) May 23, 2022. We issued to Second Street Capital, a warrant to purchase 312,500 shares of Legacy Ocean’s common stock, with an exercise price of $11.00 per share, exercisable until February 22, 2026. For a period of 180 days from the closing of our next financing, Second Street Capital, has the right to put the warrants to our company in exchange for a payment of $250,000. On April 22, 2022, the Second Street Loan Agreement was amended whereas the maturity date was extended from May 23, 2022 to November 18, 2022. We recognized a loss and recorded the liability of $250,000 for the put option in the consolidated financial statements for the year ended December 31, 2022.

In May 2022, we entered into a second Loan Agreement with Second Street Capital, (the “Second Street Loan 2”), where we borrowed $200,000, which was used to pay a $15,000 loan fee, $15,000 fee for amending the Second Street Loan Agreement to extend the maturity date, and $20,000 next day loan fee. The Second Street Loan 2 accrues interest at the rate of 15% per annum, with principal and interest due at maturity. We issued to Second Street Capital, a warrant to purchase 62,500 shares of Legacy Ocean’s common stock, with an exercise price of $11.00 per share, exercisable until February 22, 2026. There is no put option associated with this loan. We were required to repay the Second Street Loan 2 on the earlier of (i) 5 business days after our next financing or (ii) November 18, 2022. We recognized a loss of $388,938 for the warrants issued based on the estimated fair value of the awards on the date of grant in our consolidated financial statements for the year ended December 31, 2022.

On September 30, 2022, the Second Street Loan and Second Street Loan 2 were amended whereas the maturity date was extended from November 18, 2022 to December 30, 2022. In consideration of the extension, the Company issued to Second Street Capital, a warrant to purchase 75,000 shares of the Company’s common stock with an exercise price of $10.20 per share, exercisable until September 30, 2026. We recognized a loss of $435,075 for the warrants issued based on the estimated fair value of the awards on the date of the grant in our consolidated financial statements for the year ended December 31, 2022.

The Company recognized a total expense in the amount of $1,074,013 of which $250,000 was for the put option and $824,013 was for the warrants issued for the year ended December 31, 2022.

On December 30, 2022, the Second Street Loan and the Second Street Loan 2 were further amended to extend the maturity date to February 15, 2023. No additional warrants were issued to Second Street Capital, in connection with the extension. We are required to repay the Second Street Loan and the Second Street Loan 2 on the earlier of (i) 5 business days after Ocean Biomedical’s next financing or (ii) February 15, 2023.

In connection with the Closing pursuant to a Warrant Exchange Agreement, on February 14, 2023, Ocean Biomedical issued the Second Street Warrants to Second Street Capital, LLC in exchange for the warrants previously issued by Legacy Ocean to Second Street Capital. The Second Street Warrants consists of three warrants for the number of shares of our common stock equal to the economic value of the warrants previously issued to Second Street in exchange for the termination of such previously issued warrants. The Second Street Warrants are exercisable for a total of 511,712 shares of our common stock at an exercise price of $8.06 per share and 102,342 shares of our common stock at an exercise price of $7.47 per share. The Second Street Warrants expire four years from their date of issuance

Effective as of February 15, 2023, the Second Street Loan and the Second Street Loan 2 were further amended to extend the maturity date to March 31, 2023 and warrants to acquire 75,000 share of the Company’s common stock at an exercise price of $10.34, that expire in five years, were issued.

Since our inception in 2019, we have devoted substantially all of our efforts to organizing Ocean Biomedical, research and development activities, business planning, building our intellectual property positions and providing general and administrative support for these operations. We have not generated any revenue from product sales.

We have incurred significant operating losses since inception. Our ability to generate product revenues sufficient to achieve profitability will depend heavily upon the successful development and eventual commercialization of one or more of our current products or any future products. Our net operating losses were $62.3 million and $17.4 million for the years ended December 31, 2021 and 2022, respectively. As of December 31, 2021 and 2022, we had an accumulated deficit of $64.2 million and $81.6 million, respectively. Our current liabilities are $6.7 million and $12.7 million as of December 31, 2021 and 2022, respectively. The current liabilities consisted of accrued expenses including IPO and transaction costs, accounting and legal fees, accrued research and development costs, and short-term loans. We expect that our expense and capital requirements will increase substantially in connection with ongoing activities to commercialize our products in the future.

We expect to continue to generate operating losses for the foreseeable future. Our future viability is dependent on the success of our research and development and our ability to access additional capital to fund our operations. There can be no assurance that our current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all.

We are subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations, and the ability to obtain additional capital to fund operations. Our therapeutic products will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require additional capital, adequate personnel and extensive compliance reporting capabilities. There can be no assurance that our research and development will be successfully completed, that adequate protection for our intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable.

In January 2019, we formed three wholly-owned subsidiaries of Ocean Biomedical. In February 2021, we formed a fourth wholly-owned subsidiary. The subsidiaries were formed to organize our therapeutic programs in order to optimize multiple commercialization options and to maximize each program’s value. We anticipate that additional subsidiaries will also be formed in connection with future programs to provide attractive economic upside to our partners at research universities and medical centers. Our license agreements with Brown University and Rhode Island Hospital are licensed or sublicensed directly or indirectly, to the following subsidiaries:

●	Ocean Chitofibrorx, Inc. (January 15, 2019)—Fibrosis program (one license with Elkurt/ Brown University);

●	Ocean Chitorx, Inc. (January 15, 2019)—Oncology programs (three licenses with Elkurt/Brown University);

●	Ocean Sihoma, Inc. (January 15, 2019)—Malaria disease program (one license with Elkurt/ Rhode Island Hospital);

●	Ocean Promise, Inc. (February 12, 2021)—Reserved for future programs.

Impacts of COVID-19 and Market Conditions on Our Business

We have been actively monitoring the COVID-19 situation and its impact globally. For the year ended December 31, 2022, the Company was not significantly impacted by COVID-19. Further, disruption of global financial markets and a recession or market correction, including as a result of the COVID-19 pandemic, the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia, and other global macroeconomic factors such as inflation, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of its common stock.

Business Combination Agreement with Aesther Health Care Acquisition Corp.

Closing of Business Combination

On February 14, 2023 (the “Closing Date”), the Company, formerly known as Aesther Healthcare Acquisition Corp. (“Aesther”), consummated the Business Combination pursuant to the Merger Agreement. Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into Legacy Ocean, with Legacy Ocean continuing as the surviving entity and a wholly-owned subsidiary of the Company. In connection with the Closing, the Company changed its name from “Aesther Healthcare Acquisition Corp.” to “Ocean Biomedical, Inc.” and Legacy Ocean changed its name from “Ocean Biomedical, Inc” to “Ocean Biomedical Holdings, Inc.”

On the Closing Date, in connection with the Closing:

●	the Company issued to the holders of Legacy Ocean’s securities as of immediately prior to the Closing approximately 23,355,432 shares of the Company’s Class A common stock (with a per-share value of $10.00) with an aggregate value equal to $233,554,320, as adjusted as required by the Business Combination Agreement to take into account net working capital, closing net debt and Legacy Ocean’s transaction expenses, in exchange for all of the issued and outstanding capital stock of Legacy Ocean;

●	Aesther Healthcare Sponsor, Inc.’s (the “Sponsor”) 2,625,000 shares of the Company’s Class B common stock converted on a one-for-one basis into 2,625,000 shares of the Company’s Class A common stock pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Ocean Charter”);

●	the Company issued to the Sponsor 1,365,000 additional shares of the Company’s Class A common stock in connection with the Sponsor obtaining two (2) three-month extensions beyond the September 16, 2022 deadline to complete an initial business combination;

●	all shares of the Company’s Class A common stock were reclassified as common stock pursuant to the Ocean Charter; and

●	the Company issued to Second Street Capital, Legacy Ocean’s lender, three (3) warrants (the “Second Street Warrants”) for the number of shares of the Company’s common stock equal to the economic value of the Legacy Ocean warrants previously issued to Second Street in exchange for the termination of the Legacy Ocean warrants. The Second Street Warrants are exercisable for a total of 511,712 shares of the Company’s common stock at an exercise price of $8.06 per share and 102,342 shares of the Company’s common stock at an exercise price of $7.47 per share.

In addition, pursuant to Merger Agreement, the holders of Legacy Ocean’s common stock shall be entitled to receive from the Company, in the aggregate, up to an additional 19,000,000 shares of the Company’s common stock (the “Earnout Shares”) as follows: (a) in the event that the volume-weighted average price (the “VWAP”) of the Company exceeds $15.00 per share for twenty (20) out of any thirty (30) consecutive trading days beginning on the Closing Date until the 36-month anniversary of the Closing Date, the holders of Legacy Ocean securities pre-Closing shall be entitled to receive an additional 5,000,000 shares of the Company’s common stock, (b) in the event that the VWAP of the Company exceeds $17.50 per share for twenty (20) out of any thirty (30) consecutive trading days beginning on the Closing Date until the 36-month anniversary of the Closing Date, the holders of Legacy Ocean’s securities pre-Closing shall be entitled to receive an additional 7,000,000 shares of the Company’s common stock and (c) in the event that the VWAP of the Company exceeds $20.00 per share for twenty (20) out of any thirty (30) consecutive trading days beginning on the Closing Date until the 36-month anniversary of the Closing Date, the holders of Legacy Ocean’s securities pre-Closing shall be entitled to receive an additional 7,000,000 shares of the Company’s common stock. In addition, for each issuance of Earnout Shares, the Company will also issue to Sponsor an additional 1,000,000 shares of the Company’s common stock.

Upon consummation of the Business Combination, there was outstanding an aggregate of 5,250,000 Public Warrants and 5,411,000 Private Placement Warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of Common Stock.

Second Street, Ocean Biomedical’s lender, holds the Second Street Warrants. The Second Street Warrant’s are exercisable for a total of 511,712 shares of the Company’s common stock at an exercise price of $8.06 per share and 102,342 shares of the Company’s common stock at an exercise price of $7.47 per share.

Sponsor Promissory Notes

On September 15, 2022, Aesther entered into a Loan and Transfer Agreement between Aesther, the Sponsor, and other parties (the “Lender”), pursuant to which the Lender loaned $1,050,000 to the Sponsor and the Sponsor loaned $1,050,000 to Aesther (the “Sponsor Extension Loan”). Amounts loaned from the Lender to the Sponsor accrue interest at 8% per annum and amounts loaned from the Sponsor to Aesther do not accrue interest. The total amounts advanced by Lender to the Sponsor in connection with the $1,050,000 loan (the “Funded Amounts”) were required to be repaid, together with all accrued and unpaid interest thereon, within five days of the closing of the Business Combination, at the option of the Lender, in either (a) cash; or (b) shares of Class A common stock held by the Sponsor which are deemed to have a value of $10 per share for such repayment right. As additional consideration for the Lender making the Loan available to Sponsor, Sponsor agreed to transfer between 1 and 2.5 Shares of Class B common stock to Lender for each $10 multiple of the Funded Amounts, which included the registration rights previously provided by Aesther to the Sponsor.

The Sponsor Extension Loan was paid down at Closing of the Business Combination to $500,000. The maturity date of the Sponsor Extension Loan has been extended to the funding of the Backstop Agreement, Common Stock Purchase Agreement or a convertible note financing but not more than 90 days from the closing of the Business Combination.

On December 13, 2022, Aesther entered into a Loan and Transfer Agreement between Aesther, the Sponsor, and NPIC Limited (the “NPIC Lender”), pursuant to which the Lender loaned $1,050,000 to the Sponsor and the Sponsor loaned $1,050,000 to Aesther (the “NPIC Sponsor Extension Loan”). Amounts loaned from the NPIC Lender to the Sponsor accrue interest at 8% per annum and amounts loaned from the Sponsor to Aesther do not accrue interest. The total amounts advanced by NPIC Lender to the Sponsor in connection with the $1,050,000 loan (the “NPIC Funded Amounts”) were required to be repaid, together with all accrued and unpaid interest thereon, within five days of the closing of the initial Business Combination, at the option of the NPIC Lender, in either (a) cash; or (b) shares of Class A common stock held by the Sponsor which are deemed to have a value of $10 per share for such repayment right. As additional consideration for the NPIC Lender making the loan available to Sponsor, Sponsor agreed to transfer 10 Shares of Class B common stock to NPIC Lender for each $10 multiple of the NPIC Funded Amounts, which included the registration rights previously provided by Aesther to the Sponsor.

On March 22, 2023 the Company entered into a Loan Modification Agreement, dated March 22, 2023 (the “Modification Agreement”), by and among the Company, the Sponsor, and NPIC Lender, and a Side Letter Agreement between the Company and the Sponsor (the “Side Letter”), which modifies the Sponsor Extension Loan.

The Modification Agreement modified the NPIC Sponsor Extension Loan to provide that, among other things, (i) the maturity date of the loan from NPIC to Sponsor (the “NPIC Sponsor Loan”) is extended to May 22, 2023 (the “Maturity Date”); (ii) the extension will take effect concurrently with, and not until, the Sponsor transfers 1,050,000 shares of the Company’s common stock (the “Initial SPAC Shares”) to the NPIC Lender; (iii) effective as of the date of the Modification Agreement, the NPIC Sponsor Loan shall accrue fifteen percent (15%) interest per annum, compounded monthly; (iv) the maturity date of the $1,050,000 loan by Sponsor to the Company (the “SPAC Loan”) is extended to May 19, 2023; (v) the proceeds of any capital raise of at least $15,000,000 by the Company shall be first used by the Company to promptly repay the SPAC Loan and then Sponsor shall promptly repay the NPIC Sponsor Loan and all accrued interest; (vi) in exchange for the extension of the Maturity Date, the Company shall issue 50,000 shares of common stock to Lender on the date of the Modification Agreement and shall issue an additional 50,000 shares of common stock thereafter on each 30-day anniversary of the Maturity Date to the Lender until the Sponsor Loan is repaid in full; (vii) in the event Sponsor defaults on its obligations to repay the NPIC Sponsor Loan by the Maturity Date, the Sponsor shall transfer to the NPIC Lender 250,000 shares of Company common stock owned by the Sponsor and shall transfer an additional 250,000 such shares each month thereafter until the default is cured; (viii) the Company is obligated to file a registration statement with the SEC registering the shares to be issued to Lender within 30 days of the transfer, including the Initial SPAC shares; and (ix) in the event that the Company defaults on its obligations to the Lender set forth in (v), (vi) and (viii), the Company shall issue to NPIC Lender 250,000 shares of common stock and shall transfer an additional 250,000 shares of common stock each month thereafter until the default is cured.  The Side Letter provides that, in the event the Company fails to repay the SPAC Loan by May 19, 2023, the Company shall issue to Sponsor 250,000 shares of common stock and shall issue an additional 250,000 such shares to Sponsor each month thereafter until the default is cured.

Deferred Underwriting Commissions

At Closing of the Business Combination, the underwriters for Aesther’s IPO agreed to defer payment of $3.15 million of deferred underwriting discounts otherwise due to them until November 14, 2023, pursuant to the terms of a promissory note. The deferred amounts bear interest at 9% per annum and 24% per annum following an event of default under the promissory note.

Vellar Backstop Agreement

On February 10, 2023, Aesther and Legacy Ocean entered into an amended and restated OTC Equity Prepaid Forward Transaction (the “Backstop Agreement”) with Vellar. Pursuant to the Backstop Agreement, Vellar agreed to support the Business Combination by purchasing up to 6,000,000 shares of the Class A common stock in the open market for up to $60,000,000, including from other stockholders that elected to redeem and subsequently revoked their prior elections to redeem their shares, following the expiration of Aesther’s redemption offer. The Company has agreed to purchase those shares from Vellar on a forward basis. The purchase price payable by the Company included a prepayment in the amount of the redemption price per share of $10.34. The Backstop Agreement matures on the earlier to occur of (a) three years after the closing of the Merger Agreement (February 14, 2026) or (b) the date specified by Vellar in a written notice delivered at Vellar’s discretion if the volume weighted average price (“VWAP”) of the shares during 30 out of 45 consecutive trading days is less than $4 per share. In addition, Vellar received $12,408,000 from the trust account holding the net proceeds from the sale of the units in the Aesther IPO (the “Trust Account”) and used it to purchase shares of the Class A common stock (the “Share Consideration Shares”) that otherwise would have been redeemed using funds from the Trust Account. These shares are not subject to the Backstop Agreement. The Company has the option to repurchase the Share Consideration Shares from Vellar at an aggregate price of $3,000,000 at any time during the first nine months after the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.

If an event occurs causing the VWAP per shares to be at or above $20.00 per share for any 30 trading days during a 45 consecutive trading day-period and the aggregate trading volume in respect of such shares during the same 20-day period is at least the product of (a) three and (b) the difference of (x) the Number of Shares and (y) the Terminated Shares (each as defined in the Backstop Agreement), then the Company can notify Vellar of such event and cause the Backstop Agreement to mature.

The Backstop Agreement calls for the adjustment of the Reset Price (as defined in the Backstop Agreement) on the first scheduled trading day of each month commencing on the first calendar month following the closing of the Business Combination to be the lowest of (a) the then-current Reset Price, (b) the initial price per shares paid by Vellar for the shares and (c) the VWAP price per share of the last ten trading days of the prior calendar month, but not lower than $10.34. The Reset Price may be reduced further in connection with a dilutive offering undertaken by the Company. The Reset Price is relevant to the provision entitling Vellar to terminate the Backstop Agreement early (in whole or in part) and require Vellar to pay the Company an amount equal to the product of (x) the number of shares the Company elects to terminate from the forward transaction and (y) the Reset Price as of the termination date.

At maturity, any remaining shares subject to the Backstop Agreement will be finally purchased by the Company at maturity for an additional $2.50 per share. During the term of the Backstop Agreement, Vellar may elect to sell some or all of the shares subject to the Backstop Agreement after which those shares will no longer be subject to the Backstop Agreement, and in such event Vellar will repay the Company with a portion of the sale proceeds.

On February 12, 2023, Aesther, Legacy Ocean, and Vellar again amended and restated the Original Backstop Agreement. The principal change in the Backstop Agreement is that the maximum number of shares Vellar may purchase was increased from 6,000,000 to 8,000,000. Pursuant to the Backstop Agreement, Vellar agreed to purchase up to 8,000,000 shares of the Company’s common stock in the open market for up to $80,000,000, including from other Aesther stockholders that elected to redeem and subsequently revoked their prior elections to redeem their shares, following the expiration of Aesther’s redemption offer.

Meteora Backstop Agreement

On October 4, 2022, Aesther and Legacy Ocean Biomedical also entered into the Meteora Backstop Agreement. The Meteora Backstop Agreement was amended as of November 17, 2022. The Meteora Backstop Agreement was terminated by Aesther and Legacy Ocean Biomedical effective as of December 12, 2022 prior to any share purchases being made by Meteora.

Meteora and Polar Assignment and Novation Agreements

On February 13, 2023, Aesther, Vellar and Legacy Ocean entered into an assignment and novation agreement with Meteora Special Opportunity Fund I, LP, Meteora Select Trading Opportunities Master, LP and Meteora Capital Partners, LP (collectively “Meteora”) (the “Meteora Agreement”), pursuant to which Vellar assigned its obligation as to 2,666,667 shares of Class A common stock to be purchased under the Backstop Agreement to Meteora. In addition, on February 13, 2023, Aesther, Vellar and Legacy Ocean entered into an assignment and novation agreement with Polar Multi-Strategy Master Fund (“Polar”) (the “Polar Agreement”) pursuant to which Vellar assigned its obligations as to 2,000,000 shares of Class A common stock to be purchased under the Backstop Agreement to Polar.

On February 14, 2023, the Company, Legacy Ocean and Polar entered into a subscription agreement in which Polar agreed to purchase 1,350,000 newly-issued shares of the Company’s common stock at a per share purchase price of $10.56 and an aggregate purchase price of $14,260,404 (the “Polar Subscription”). The Polar Subscription was the method by which Polar exercised its right to purchase “Additional Shares” pursuant to the Backstop Agreement to which Polar acquired a portion of the rights from Vellar pursuant to the Polar Agreement. The shares acquired by Polar as part of the Polar Subscription are subject to the restrictions for “Additional Shares” set forth in the Backstop Agreement.

Common Stock Purchase Agreement

On September 7, 2022, Aesther entered into the Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) and the White Lion Registration Rights Agreement (“RRA”) with White Lion. Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $75,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with the SEC to register under the Securities Act the common stock subject to the Common Stock Purchase Agreement, for the resale by White Lion of shares of the Company’s common stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend for a period of two years. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when it exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The number of shares sold pursuant to any such notice may not exceed (i) $2,000,000, divided by the closing price of the Company’s common stock on Nasdaq preceding the Notice Date and (ii) a number of shares of common stock equal to the average daily trading volume multiplied by 67%.

The Company may not sell, and White Lion may not purchase, shares of the Company’s common stock that would result in White Lion owning more than 9.99% of the outstanding common stock of the Company.

The purchase price to be paid by White Lion for any such shares will equal 93% of the lowest daily volume-weighted average price of the Company’s common stock during a period of two consecutive trading days following the applicable Notice Date. However, if during such two-trading day period the trading price of the Company’s common stock falls below a price (the “Threshold Price”) equal to 90% of the opening trading price of the common stock on Nasdaq on the Notice Date, then the number of shares to be purchased by White Lion pursuant to such notice will be reduced proportionately based on the portion of the two-trading day period that has elapsed, and the purchase price will equal 93% of the Threshold Price.

License Agreements

Elkurt/Brown License Agreements

On July 31, 2020, we entered into four separate Exclusive License Agreements, or the Initial Brown License Agreements, with Elkurt, Inc., or Elkurt, a licensee of Brown University. On March 21, 2021, we and Elkurt amended each of the Initial Brown License Agreements. Elkurt is a company formed by our scientific co-founders and members of our Board of directors, Jack A. Elias, M.D., former Dean of Medicine and current Special Advisor for Health Affairs to Brown University, and Jonathan Kurtis, M.D., PhD, Chair of the Department of Pathology and Laboratory Medicine at Brown. Under the Initial Brown License Agreements, Elkurt grants us exclusive, royalty-bearing licenses to patent rights and nonexclusive, royalty-bearing licenses to know-how, solely to make, have made, market, offer for sale, use, and sell licensed products for use in certain fields. On August 31, 2021, the Initial Brown License Agreements were amended to extend the date after which Elkurt can terminate the license agreements if we have not raised at least $10 million in equity financing by April 1, 2022. On March 25, 2022, the Initial Brown License Agreements were amended to extend those termination dates to May 1, 2022. On July 1, 2022, we amended the Initial Brown License Agreements to extend the termination dates to November 1, 2022 and acknowledge the accounts payable due and terms of payment.

On July 2, 2022, we amended the Initial Brown License Agreements to extend the termination dates of the Commercialization Plan of the license agreements to an additional two years. On August 25, 2022, we amended the four Initial Brown License Agreements to extend the termination dates to November 1, 2023 and to extend the termination dates of the Commercialization Plan of the license agreements from an additional two years to three years. For each of the Initial Brown License Agreements and amendments, we are required to pay Elkurt a maintenance fee of $67,000 increased by interest at the rate of 1% per month from October 15, 2021 until paid. In addition, beginning on January 1, 2022 and each year thereafter until January 1, 2027, we are required to pay an annual License Maintenance Fee of $3,000. Beginning on January 1, 2028, and every year thereafter the annual License Maintenance Fee shall become $4,000 per year. Upon successful commercialization, we are required to pay Elkurt between 0.5% to 1.5% of net sales based on the terms under the Initial Brown License Agreements. In addition, we must pay Elkurt, under each of the Initial Brown License Agreements, 25% of all non-royalty sublicense income prior to the first commercial sale, and 10% of non-royalty sublicense income thereafter, in the event that we enter into sublicenses for the subject intellectual property. If net sales or non-royalty sublicense income are generated from know-how products, the amounts otherwise due (royalty or non-royalty sublicense income) shall be reduced by 50%. As of December 31, 2022, we recorded annual License Maintenance fees of $12,000.

We will also pay Elkurt developmental and commercialization milestone payments for each of the Initial Brown License Agreements ranging from $50,000 for the filing of an IND, or the equivalent outside of the United States, to $250,000 for enrollment of the first patient in a Phase 3 clinical trial in the United States or the equivalent outside of the United States. Ocean Biomedical is also responsible for reimbursement of patent costs. We recorded reimbursement of patent costs as general and administrative costs in the statements of operations as incurred. As of December 31, 2022, the Company has incurred reimbursed patent costs expenses to Brown University in the amount of $340,190 of which $297,700 has been paid.

The contract term for each of the Initial Brown License Agreements and amendments continues until the later of the date on which the last valid claim expires or ten years. Either party may terminate each of the Initial Brown License Agreements in certain situations, including Elkurt being able to terminate the Initial Brown License Agreements at any time and for any reason after November 1, 2023 if we have not raised at least $10 million in equity financing by then. For the oncology programs, three of the license agreements have been sublicensed to our subsidiary, Ocean Chitorx, Inc., and for the Fibrosis program, one license agreement has been sublicensed to our subsidiary, Ocean Chitofibrorx, Inc.

On September 13, 2022, we entered into an additional Exclusive License Agreement, or the Brown Anti-PfGARP Small Molecules License Agreement, with Elkurt, Inc., or Elkurt, a licensee of Brown University. Under the Brown Anti-PfGARP Small Molecules License Agreement, Elkurt grants the Company an exclusive, royalty-bearing license to patent rights and a nonexclusive, royalty-bearing license to know-how, solely to make, have made, market, offer for sale, use, and sell licensed products for use in the field of malaria research.

For the Brown Anti-PfGARP Small Molecules License Agreement, we are required to pay Elkurt an initial license fee of $70,000, payable in two installments of $35,000 each on April 1, 2023 and June 30, 2023. Beginning September 13, 2023, we are obligated to pay Elkurt an annual license maintenance fee equal to (a) $3,000 until September 13, 2027, and (b) thereafter, an annual license maintenance fee of $4,000. Upon successful commercialization, we are required to pay Elkurt 1.25% of net sales based on the terms under the Brown Anti- PfGARP Small Molecules License Agreement. In addition, we must pay Elkurt 25% of all non-royalty sublicense income prior to the first commercial sale, and 10% of non-royalty sublicense income thereafter, in the event that we enter into sublicenses for the subject intellectual property. If net sales or non-royalty sublicense income are generated from know-how products, the amounts otherwise due (royalty or non-royalty sublicense income) shall be reduced by 50%. We also are required to pay Elkurt $100,000 in the event that we or one of sublicensees sublicenses this technology to a major pharmaceutical company or if the license agreement or any sublicense agreement for this technology is acquired by a major pharmaceutical company. A major pharmaceutical company is one that is publicly traded, with market capitalization of at least $5 billion and has been engaged in drug discovery, development, production and marketing for no less than 5 years.

We will also pay Elkurt developmental and commercialization milestone payments pursuant to the Brown Anti-PfGARP Small Molecules License Agreement ranging from $50,000 for the filing of an IND, or the equivalent outside of the United States, to $250,000 for enrollment of the first patient in a Phase 3 clinical trial in the United States or the equivalent outside of the United States. Ocean Biomedical is also responsible for reimbursement of patent costs.

The contract term for the Brown Anti-PfGARP Small Molecules License Agreement continues until the later of the date on which the last valid claim expires or ten years. Either party may terminate the Brown Anti-PfGARP Small Molecules License Agreement in certain situations, including Elkurt being able to terminate the Brown Anti-PfGARP Small Molecules License Agreement at any time and for any reason after November 1, 2023 if we have not raised at least $10 million in equity financing by then.

Elkurt/Rhode Island Agreement

On January 25, 2021, we entered into an Exclusive License Agreement, or the Rhode Island License Agreement, with Elkurt, Inc., or Elkurt, a licensee of Rhode Island Hospital. On April 1, 2021, September 10, 2021, March 25, 2022, July 1, 2022 and August 26, 2022, we and Elkurt amended the Rhode Island License Agreement. Under the Rhode Island License Agreement, as amended, Elkurt grants the Company an exclusive, royalty-bearing license to patent rights and a nonexclusive, royalty-bearing license to know-how, solely to make, have made, market, offer for sale, use, and sell licensed products for use in a certain field.

For the Rhode Island License Agreement, we are required to pay Elkurt $110,000, due within 45 days of an equity financing of at least $10 million or May 1, 2022, whichever comes first, and beginning on January 1, 2022, an additional $3,000 annual maintenance fee thereafter, until January 1, 2028, at which point the annual maintenance fee will become $4,000 per year. We are also required to pay Elkurt 1.5% of net sales under the Rhode Island License Agreement. In addition, we must pay Elkurt 25% of all non-royalty sublicense income prior to the first commercial sale, and 10% of non-royalty sublicense income thereafter, in the event that we enter into sublicenses for the subject intellectual property. If net sales or non-royalty sublicense income are generated from know-how products, the amounts otherwise due (royalty or non-royalty sublicense income) shall be reduced by 50%. We will also pay Elkurt developmental and commercialization milestone payments under the Rhode Island Agreement, ranging from $50,000 for the filing of an IND, or the equivalent outside of the United States, to $250,000 for enrollment of the first patient in a Phase 3 clinical trial in the United States or the equivalent outside of the United States. As of December 31, 2022, the Company has incurred reimbursed patent costs expenses to Elkurt/Rhode Island Hospital in the amount of $386,598 of which $131,986 has been paid.

The contract term for the Rhode Island License Agreement began February 1, 2020 and will continue until the later of the date on which the last valid claim expires or fifteen years. Either party may terminate the License Agreement in certain situations, including Elkurt being able to terminate the license agreement at any time and for any reason by May 1, 2022, if we have not raised at least $10 million in equity financing by then. Currently, the Rhode Island License Agreement is still in effect and the license agreement has been sublicensed to our subsidiary, Ocean Sihoma, Inc. On July 1, 2022, we amended the Elkurt/Rhode Island License Agreement to extend the termination date to November 1, 2022, to extend the termination dates of the Commercialization Plan of the License Agreement to an additional one year, and acknowledge the accounts payable due and terms of payment. On August 26, 2022, we amended the Elkurt/Rhode Island License Agreement to extend the termination date to November 1, 2023 and to extend the termination dates of the Commercialization Plan of the License Agreement from an additional one year to three years.

Teton Therapeutics, Inc.

On April 15, 2020, we entered into an Exclusive License Agreement (the “Teton License Agreement”) with Teton Therapeutics, Inc. (“Teton”). In February 25, 2021, we amended and restated this agreement in order to assign the program to a new subsidiary in the future. Pursuant to the Teton License Agreement, we obtained from Teton an exclusive license under certain patent rights, or the Teton Patents, and under certain data, expression and purification methods, information and other know-how, or the Teton Know-How, in each case relating to therapies for neurofibromatosis type 1 and 2 and schwannomatosis. Under such licenses that we obtained from Teton, or the Teton Licenses, we have the right to make, has made, market, offer for sale, use and sell in the field of therapeutics for each of neurofibromatosis type 1 and 2 and schwannomatosis on a worldwide basis any products or services that are either covered by the Teton Patents or incorporates or otherwise utilizes any Teton Know-How, or any materials that are sold in conjunction with any such products or services, in each such case, a Teton Product. We intend to form a subsidiary that will house this program, or the Ocean Teton Subsidiary.

Under the Teton License Agreement, after the date we form the Ocean Teton Subsidiary, or the Ocean Teton Assignment Date, the Ocean Teton Subsidiary will develop and commercialize Teton Products in accordance with the development and commercialization plan, which will be mutually agreed upon with Teton.

In consideration for the rights conveyed by Teton under the Teton License Agreement, after the Ocean Teton Assignment Date, the Ocean Teton Subsidiary is obligated to reimburse Teton for all documented, out-of-pocket expenses incurred by Teton before the Teton Assignment Date, which expenses are $42,000. If we or the Ocean Teton Subsidiary, as applicable, grant any sublicenses under the Teton Licenses, we or the Ocean Teton Subsidiary, as applicable, are obligated to pay to Teton sublicense fees that are calculated on a tiered basis as a percentage of sublicense income including royalties and non-cash consideration, which percentage will differ based on whether the sublicense is executed prior to the fifth anniversary, between the fifth and eighth anniversary, or after the eighth anniversary of the effective date of the Teton License, with the percentage in each case in the low-double digits. The Ocean Teton Subsidiary is also required to issue to each of Teton and a certain group of its research personnel a number of shares of its stock representing ten percent (10%) of its outstanding capital stock on a fully diluted basis.

Under the Teton License Agreement, Teton retains control of the preparation, filing, prosecution and maintenance of the Teton Patents. The Ocean Teton Subsidiary is responsible for reimbursing Teton for all documented, out-of-pocket expenses incurred in performing such patent-related activities after the Teton Assignment Date but during the term of the Teton License Agreement.

Unless earlier terminated, the Teton License Agreement will terminate in its entirety upon the later of (a) the expiration of the last to expire valid claim of the Teton Patents covering any Teton Product, or (b) 20 years. We or the Ocean Teton Subsidiary, as applicable, may terminate the Teton License Agreement in its entirety at any time for convenience. Either party may terminate the Teton License Agreement in its entirety for the other party’s uncured material breach after an opportunity for the other party to cure such material breach. Teton may terminate the Teton License Agreement in its entirety immediately upon notice if we or the Ocean Teton Subsidiary notifies Teton that it has not elected to pursue development of the licensed rights or upon 30 days’ notice if the Ocean Teton Subsidiary fails to commence certain studies within a certain number of years after the assignment date to the Ocean Teton Subsidiary. Teton may also terminate the Teton License Agreement for our or the Ocean Teton Entity’s insolvency. If the Teton License Agreement is terminated by either party for any reason, the Teton Licenses will terminate and all rights thereunder will revert to Teton.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

To date, research and development expenses consist, or will consist, primarily of costs incurred for our research activities, including the development of our product candidates. We expense research and development costs as incurred, which we expect will include:

●	expenses incurred under our licenses and services agreements; and

●	employee related expenses, including salaries and benefits for personnel engaged in research and development functions.

Research and development expenses for the years ended December 31, 2021 and 2022, included:

●	stock-based compensation expense related to the grant by Poseidon, our controlling shareholder, of profit interests in Poseidon to our executives and employees in 2021 and 2022; and

●	expenses incurred for outside services with our CMO relating to the development of certain of our preclinical assets.

We recognize external development costs based on an evaluation of the progress to completion of specific milestones using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

Our direct external research and development expenses consist (or are expected to consist) primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. Our direct research and development expenses also include fees incurred under license agreements. We have not allocated and do not expect to allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are or will be deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

Research and development activities are key to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years, which will include:

●	expenses incurred under our licenses and services agreements to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

●	expenses incurred under agreements with CROs, that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and or CMOs, that are primarily engaged to provide preclinical and clinical product for our research and development candidates;

●	other costs related to acquiring and manufacturing materials in connection with our drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

●	employee-related expenses, including salaries and benefits, and stock-based compensation expense for employees engaged in research and development functions; and

●	costs related to compliance with regulatory requirements.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the following:

●	scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

●	ability to successfully in-license attractive product candidates from our partners;

●	establishing an appropriate safety and efficacy profile with Investigational New Drug, or IND, enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of approvals from applicable regulatory authorities including the FDA and other non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	establishing clinical and commercial manufacturing capabilities with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to produce product successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

●	maintaining a continued acceptable safety protocol of our product candidates following any approval; and

●	significant and potential changing government regulations.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates, such as the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct other clinical trials or testing beyond those that we currently expect or if significant delays in enrollment in any of our planned clinical trials occurred. Such delays or changes may require us to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist, or will consist, primarily of salaries and benefits, travel and stock-based compensation expense for personnel in executive, business development, finance, legal, human resources, information technology, pre-commercial and support personnel functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for accounting and audit services, legal, patent, consulting, investor and public relations.

General and administrative expenses for the years ended December 31, 2021 and 2022 included stock-based compensation expense related to the grant by Poseidon, our controlling shareholder, of profits interests in Poseidon to our executives and employees in 2021, accounting and legal fees, and deferred offering costs expensed from the abandonment of the IPO.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates and prepare for potential commercialization activities. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, tax, compliance with Nasdaq and SEC requirements, and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. If and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations as it relates to the sales and marketing of that product candidate.

Income Taxes

Income taxes are recorded in accordance with FASB ASC 740, Income Taxes, or FASB ASC 740, which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, and net operating loss, or NOL, carryforwards and research and development tax credit carryforwards. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have recorded a full valuation allowance to reduce our net deferred income tax assets to zero. In the event we were to determine that we would be able to realize some or all of our deferred income tax assets in the future, an adjustment to the deferred income tax asset valuation allowance would increase income in the period such determination was made. As a consequence, Ocean Biomedical has recorded no income tax expense nor benefit for all years presented.

Comparison of the Years Ended December 31, 2022 and 2021

	For the Years Ended December 31,
(in thousands)	2021	2022	$ Change
Revenue	$—	$—	$—
Operating Expenses:
Research and development	33,933	8,409	(25,524)
General and administrative	28,412	7,712	(20,700)
Total operating expenses	62,345	16,121	(46,224)
Operating loss	(62,345)	(16,121)	46,224
Other income/(loss)	1	(1,238)	(1,239)

Net loss	$(62,344)	$(17,359)	$44,985

Operating Expenses

Research and development

Research and development expenses for the year ended December 31, 2022, compared to the year ended December 31, 2021 decreased by approximately $25.5 million driven by (i) a decrease of stock-based compensation expense of approximately $25.3 million related to the grant by Poseidon, our controlling shareholder, of profits interests in Poseidon to our executives and employees in 2021, 60% of the profits interests granted were immediately vested and the remaining 40% of the profits interests were amortized over 18 months that were 100% amortized as of August 31, 2022 and (ii) a decrease in costs of approximately $200,000 for outside services relating to the development of certain of our preclinical assets. Stock-based compensation expense related to the profit interest grants by Poseidon in the years ended December 31, 2022 and 2021 included in research and development expenses totaled $8.2 million and $33.5 million, respectively.

General and administrative

General and administrative expenses for the year ended December 31, 2022, compared to the year ended December 31, 2021 decreased by approximately $20.7 million driven by (i) a decrease of stock-based compensation expense of approximately $18.8 million related to the grant by Poseidon, our controlling shareholder, of profits interests in Poseidon to our executives and employees in 2021, 60% of the profits interests granted were immediately vested and the remaining 40% of the profits interests were amortized over 18 months that were 100% amortized as of August 31, 2022, (ii) a decrease in accounting fees of approximately $1.4 million, (iii) a decrease in legal fees of approximately $500,000, (iv) a decrease in printing, public relations ,and consulting costs of approximately $0.3 million, and (v) an increase in patent legal fees of approximately $300,000. Stock based compensation expense related to the profit interest grants by Poseidon in the years ended December 31, 2022 and 2021 included in general and administrative expenses totaled $4.1 million and $22.9 million, respectively. In June 2022, approximately $1.3 million of legal and accounting fees were expensed related to deferred offering expenses from the abandonment of the IPO. The decrease in accounting, legal, printing, public relations and consulting costs was primarily due to the abandonment of the IPO.

Other Income/(Expense)

Other expense for the year ended December 31, 2022, compared to the year ended December 31, 2021 increased by approximately $1.2 million driven by (i) an increase in recognized expense on a put option right held by Second Street of approximately $300,000 (ii) an increase in a recognized expense on the issuance of warrants to Second Street of approximately $800,000 and (iii) an increase in interest expense of $100,000.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses. We have not yet commercialized any products and we do not expect to generate revenue from sales of products for several years, if at all. To date, we have funded our operations from the proceeds from the issuance of common stock and debt and through self-funding by our founder. Based on our current operational plans and assumptions, we expect that the net proceeds from the Backstop Agreement and future debt and equity financings, including possibly under the Common Stock Purchase Agreement, which total net proceeds we estimate need to be at least $45 million, as well as further deferrals of certain of our accrued expenses and contingency payments due upon the closing of future financings, are required to fund operations into the third quarter of 2024. The Company borrowed an additional $2 million in March 2023, the proceeds of which were used to pay certain accrued expenses. The Company plans to seek an additional $20-$40 million in convertible debt financing, for which it has received and is negotiating preliminary term sheets for up to $20 million of convertible debt. Under the terms of the Backstop Agreement, we will receive proceeds from any sales by the backstop providers of shares of our common stock sold by them quarterly, after the end of each quarter. We expect to receive the first reports from the backstop providers in April, reporting the amount of shares they sold in the quarter ended March 31, 2023 and, if they sold any shares, corresponding payments of the proceeds of those repurchases. The Backstop Agreement prohibits the backstop providers from selling our shares of common stock that are subject to the restrictions set forth in the Backstop Agreement unless our common stock is trading above $10.34 per share, which means that no cash will be returned to us pursuant to any sales under the Backstop Agreement unless and until our common stock is trading above $10.34 and our backstop providers are otherwise able to sell their shares. Based upon the level of funding that we receive from the foregoing sources, we will determine the amount of accrued expenses and contingency payments that we will seek to have our vendors further defer and how much we are able to spend on our operations. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect, in which case, we would need to raise more capital and sooner than expected. We cannot guarantee that we will be able to raise additional capital on reasonable terms or at all, that our common stock will trade above $10.34, permitting the backstop providers to sell shares under the Backstop Agreement, that the backstop providers will sell any shares of our common stock held by them or that our vendors will agree to further deferrals of payments due to them.

Our accrued expenses, contingency payments due upon a financing event and contingency payments due upon the closing of future capital raises, principally upon the first cumulative capital raise equal to at least $50 million, currently total $25.7 million. Accrued expenses and contingency payments due upon a financing event total approximately $12.9 million. This includes (i) $10.2 million of accounting and legal fees (ii) $1.2 million of vendor costs, (iii) $800,000 of short-term debt, (iv) $300,000 of patent reimbursement costs, and (v) $400,000 in contingent license fees. The contingent payments due upon the closing of future capital raises, principally upon the first cumulative capital raise equal to at least $50.0 million, including the proceeds from the business combination transaction, total approximately $12.8 million. These contingent payments consist of $11.3 million of contingent compensation and bonuses to certain members of senior management, $1.4 million of contingent vendor payments, and $100,000 of related party expense.

Going Concern Considerations

The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In March 2021, we approved the issuance of 42,176 shares of common stock to certain persons consisting of friends and family of our employees, at an aggregate offering price of $1.0 million. As of December 31, 2022, we issued 41,828 shares of common stock at an aggregate offering price of $1.0 million. We had no cash inflows from operating activities for the year ended December 31, 2022. During 2022, we borrowed approximately $800,000 from Second Street to fund our operations, which is due March 31, 2023. As of December 31, 2022, we had minimal cash and a working capital deficiency of $10.6 million. Our current operating plan indicates we will incur losses from operations and generate negative cash flows from operating activities, given anticipated expenditures related to research and development activities and we lack revenue generating ability at this point in our lifecycle. These events and conditions raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued.

We will need to raise additional funds in order to advance our research and development programs, operate our business, and meet our future obligations as they come due, as described above under “Liquidity and Capital Resources.” We will seek additional funding through private equity financings, debt financings, collaborations, strategic alliances, or marketing, distribution, or licensing arrangements. There is no assurance that we will be successful in obtaining additional financing on terms acceptable to us, if at all, and we may not be able to enter into collaborations or other arrangements. If we are unable to obtain funding, we could be forced to delay, reduce, or eliminate our research and development programs, which could adversely affect our business prospects and our ability to continue operations.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials of our product candidates. In addition, we will incur additional ongoing costs associated with operating as a public company, including significant legal, accounting, compliance, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend on our ability to:

●	advance preclinical development of our early-stage programs;

●	manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late state and commercial manufacturing;

●	regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing and distribution infrastructure to commercialize our product candidates for which we may obtain marketing approval and intend to commercialize on our own;

●	hire additional clinical, quality control and scientific personnel; and

●	expand our operational, financial and management systems and increase personnel, including personnel to support our research and clinical development, manufacturing and commercialization efforts and our operations as a public company; and obtain, maintain, expand and protect our intellectual property portfolio.

We anticipate that we will require additional capital as we seek regulatory approval of our product candidates and if we choose to pursue in-licenses or acquisitions of other product candidates. If we receive regulatory approval for our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where we choose to commercialize. Because of the numerous risks and uncertainties associated with research, development and commercialization of biologic product candidates, we are unable to estimate the exact amount of our working capital.

License Fees

Our contractual obligations are expected to have an effect on our liquidity and cash flows in future periods. Under our license agreements with our academic research institution partners, fixed license maintenance fees of $298,418 are due within 15 days of financing of at least $10 million and $110,000 are due within 30 days of financing of at least $10 million. In addition, under these license agreements, we are also required to make payments upon successful completion and achievement of certain milestones as well as royalty payments upon sales of products covered by such licenses. The payment obligations under the license and collaboration agreements are contingent upon future events such as our achievement of specified development, clinical, regulatory, and commercial milestones. As the timing of these future milestone payments are not known, we have not included these fees in our consolidated balance sheets as of December 31, 2022. None of these were paid at Closing.

Contingent Compensation

Under the management employment agreements, we have salaries and bonuses that are contingently payable upon financing, collectively called contingent compensation, that are contingently payable based only upon our first cumulative capital raise of at least $50 million. As of December 31, 2022 we have contingent compensation and bonuses in the amount of $11.3 million to certain members of senior management. These amounts will not be paid if the contingencies do not occur. Since the payment of obligations under the employment agreements are contingent upon these future events, which are not considered probable as such future events are deemed outside of our control, we have not included these amounts in its consolidated financial statements. None of these were paid at Closing.

Other Contractual Obligations

We have entered and anticipate we will continue to enter into contracts in the normal course of business with external organizations such as CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and preclinical research studies and testing. We expect that these contracts will be generally cancelable by us, and we anticipate that payments due upon cancellation will consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. We accrued CMO services in the amount of $394,000 and $543,691 for the year ended December 31, 2021 and 2022, respectively, under the Development and Manufacturing Services Agreement with Lonza AG and affiliate Lonza Sales AG in developing the product OCX-253.

Second Street Capital Loan

On February 22, 2022, we entered into the Second Street Loan pursuant to which we borrowed $600,000, which was used to pay a $15,000 loan fee and certain accrued expenses of our company. The Second Street Loan accrues interest at the rate of 15% per annum, with principal and interest due at maturity. We were required to repay the Second Street Loan on the earlier of (i) 5 business days after our next financing or (ii) May 23, 2022. We issued to Second Street Capital, a warrant to purchase 312,500 shares of Ocean Biomedical’s common stock, with an exercise price of $11.00 per share, exercisable until February 22, 2026. For a period of 180 days from the closing of our next financing, Second Street Capital has the right to put the warrants to us in exchange for a payment of $250,000. On April 22, 2022, the Second Street Loan Agreement was amended whereas the maturity date was extended from May 23, 2022 to November 18, 2022. We recognized an expense and liability of $250,000 for the put option in our consolidated financial statements for the period ended December 31, 2022.

On April, 22 2022, we entered into a second Loan Agreement with Second Street Capital pursuant to which we borrowed $200,000, which was used to pay a $15,000 loan fee, $15,000 fee for amending the Second Street Loan Agreement to extend the maturity date, and $20,000 next day loan fee. The Second Street Loan 2 accrues interest at the rate of 15% per annum, with principal and interest due at maturity. We issued to Second Street Capital a warrant to purchase 62,500 shares of Ocean Biomedical’s common stock, with an exercise price of $11.00 per share, exercisable until February 22, 2026. There is no put option associated with this loan. We were required to repay the Second Street Loan 2 on the earlier of (i) 5 business days after our next financing or (ii) November 18, 2022. We recognized an expense of $388,938 for the warrants issued based on the estimated fair value of the awards on the date of grant.

On September 30, 2022, the Second Street Loan and Second Street Loan 2 were amended whereas the maturity date was extended from November 18, 2022 to December 30, 2022. In consideration of the extension, we issued to Second Street Capital a warrant to purchase 75,000 shares of our common stock with an exercise price of $10.20 per share exercisable until September 30, 2026. We recognized an expense of $435,075 for the warrants issued based on the estimated fair value of the awards on the date of grant. The Company recognized a total expense in the amount of $1,074,013 of which $250,000 was for the put option and $824,013 was for the warrants issued for the year ended December 31, 2022.

On December 30, 2022, the Second Street Loan and the Second Street Loan 2 were further amended to extend the maturity date to February 15, 2023. No additional warrants were issued to Second Street Capital in connection with the extension. We are required to repay the Second Street Loan and the Second Street Loan 2 on the earlier of (i) 5 business days after Ocean Biomedical’s next financing or (ii) February 15, 2023.

Effective as of February 15, 2023, the Second Street Loan and the Second Street Loan 2 were further amended to extend the maturity date to March 31, 2023 and warrants to acquire 75,000 shares of the Company’s common stock at an exercise price of $10.34, that expires in five years, were issued.

March 2023 Loans

Dated as of March 28, 2023, the Company entered into a Loan Agreement with McKra Investments III pursuant to which the Company borrowed $1 million to pay certain accrued expenses. The loan bears interest at 15% per annum and is due within three business days of our next financing or receipt of proceeds from the Backstop Agreement or, if earlier, 45 days from the date of the advance. We issued warrants to the lender for 200,000 shares of the Company’s common stock, exercisable for five years at an exercise price of $10.34 and will pay $150,000 in loan fees at maturity.

Dated as of March 29, 2023, the Company entered into a Loan Agreement with Second Street Capital, LLC pursuant to which the Company borrowed $1 million to pay certain accrued expenses. The loan bears interest at 15% per annum and is due within three business days of our next financing or receipt of proceeds from the Backstop Agreement or, if earlier, 45 days from the date of the advance. We issued warrants to the lender for 200,000 shares of the Company’s common stock, exercisable for five years at an exercise price of $10.34 and will pay $150,000 in loan fees at maturity.

Cash Flows

To date, we have not generated any revenue. Cash flows to date have resulted from financing activities, including payments made on behalf of the Company by related parties and net proceeds of $1.0 million from issuance of shares of common stock consisting of friends and family of our employees and $800,000 from the Second Street Loan and Second Street Loan 2. As of December 31, 2022, our cash balance of approximately $33,000 is held in a standard checking account. We do not have any cash equivalents. Cash used in operating activities was used to pay legal and accounting fees. Accounts payable and accrued expenses of $6.7 million and $11.7 million as of December 31, 2021 and 2022, respectively, were recorded. Approximately $11.6 million of this amount will be paid following the receipt of the proceeds from the Business Combination, the Backstop Agreement, and the Common Stock Purchase Agreement.

Quantitative and Qualitative Disclosures about Market Risk

To minimize the risk in the future, we intend to maintain our portfolio of cash equivalents in institutional market funds that are composed of U.S. Treasury and U.S. Treasury-backed repurchase agreements or short-term U.S. Treasury securities. We do not believe that inflation, interest rate changes, or exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements appearing elsewhere in this Form 8-K, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Deferred Offering Costs

Deferred offering costs, consisting of direct accounting fees, legal fees, regulatory fees, transfer agent fees, and printing costs directly related to the Business Combination are capitalized. The deferred offering costs will be reclassified to additional paid in capital upon completion of Business Combination. The amount is recorded as current assets in the consolidated balance sheets. For the year ended December 31, 2022, we deferred $1.8 million of offering costs related to the Business Combination with Aesther, which is recorded as current assets in the Balance Sheet. Additional deferred offering costs were incurred up to the Business Combination.

Stock-Based Compensation for Profit Interests in Poseidon

We account for all stock-based payments to employees and non-employees, including profits interest grants in Poseidon based on their respective grant date fair values. We estimate the fair value of profits interest grants using the Black-Scholes option pricing model, which is affected principally by the estimated fair value of shares of our common stock and requires management to make a number of other assumptions, including the expected life of the profits interest, the volatility of the underlying shares, the risk-free interest rate and expected dividends. Expected volatility is based on the historical share volatility of a set of comparable publicly traded companies over a period of time equal to the expected term of the profits interests. Due to the lack of historical exercise history, the expected term of the profit interests is determined using the “simplified” method. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future. The fair value of common stock underlying our profit interests was estimated by our board of directors considering, among other things, contemporaneous valuations of our common stock prepared by unrelated third-party valuation firms. The profit interests are valued based on the fair value of Poseidon units on the date of grant. Ocean Biomedical expenses stock-based compensation related to these profit interests over the requisite service period using the straight-line method such that recognized compensation expense is at least equal to the vested portion of the awards. All stock-based compensation costs are recorded in research and development expense or general and administrative expense in the consolidated statements of operations based upon the respective employee’s roles within our company. Forfeitures are recorded as they occur.

Accounting for Second Street Warrants

We account for the Second Street Warrants issued based on their respective grant dates fair values. Prior to September 2022, the value of the Second Street Warrants was estimated considering, among other things, contemporaneous valuations for our common stock prepared by unrelated third party valuation firms and prices set forth in our previous filings with the SEC for a proposed IPO of our common stock that was not pursued by us (“IPO filings”). We used the mid-range price per share based upon our IPO filings. Starting in September 2022, following the execution of the Merger Agreement with Aesther, the value of the Second Street Warrants was based on the closing price of Aesther’s Class A common stock as reported on the Nasdaq Global Select Market on the grant date. We estimate the fair value, based upon these values, using the Black-Scholes option pricing model, which is affected principally by the life of the warrant, the volatility of the underlying shares, the risk-free interest rate, and expected dividends. Expected volatility is based on the historical share volatility of a set of comparable publicly traded companies over a period of time equal to the expected term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the warrant for time periods approximately equal to the expected term of the warrant. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any case dividends in the foreseeable future. We expense the amount in Other expenses.

Segments

We operate and manage the business as one reportable and operating segment, which is the business of discovering and developing therapeutic products in oncology, fibrosis, infectious diseases and inflammation. Our chief executive officer, who is the chief operating decision maker, or CODM, reviews financial information on an aggregate basis for allocating and evaluating financial performance.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement.

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to not “opt out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are also a “smaller reporting company” meaning that the market value of our stock held by non- affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is expected to be less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time that we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Internal Control over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

In connection with the preparation and audits of our financial statements as of December 31, 2021 and 2022 included elsewhere in this Form 8-K, we have identified a material weakness as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and by the Public Company Accounting Oversight Board (United States) in our internal control over financial reporting, as follows:

●	Management does not have adequate staffing in its accounting department and has not yet designed and implemented the appropriate processes and internal controls to support accurate and timely financial reporting.

We have begun taking measures, and plan to continue to take measures, to remediate the material weakness. These measures include hiring or engaging additional accounting personnel with familiarity with reporting under U.S. GAAP, and implementing and adopting additional controls and procedures. Our recruitment efforts to identify additional accounting personnel and implementation of additional accounting processes and controls are underway. Remediation costs consist primarily of additional personnel expenses, which we do not anticipate will have a material impact to our financial statements. See “Risk Factors—Risks Related to New Ocean Biomedical and its Common Stock following the Business Combination” in the 2022 Form 10-K. We may identify additional material weaknesses in the future or otherwise fail to maintain proper and effective internal controls, which may impair our ability to produce accurate financial statements on a timely basis.

However, the implementation of these measures may not be sufficient to remediate the control deficiencies that may lead to a material weakness in our internal control over financial reporting or to prevent or avoid potential future material weaknesses. Moreover, our current controls and any new controls that we develop may become inadequate in the future because of changes in conditions in our business. Furthermore, we may not have identified all material weaknesses and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result.

We also could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities. Any failure to develop or maintain effective controls or any difficulties encountered in its implementation or improvement could negatively impact our operating results or cause us to fail to meet its reporting obligations and may result in a restatement of our financial statements for prior periods, which could cause the price of our common stock and warrants to decline.

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